Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

     This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of August 27, 2004, between GAINSCO, INC., a Texas corporation (“GNAC”), and Goff Moore Strategic Partners, L.P., a Texas limited partnership (“GMSP”):

     WHEREAS, GMSP is the holder of (i) 31,620 shares of Series A Preferred Stock; (ii) the Series A Warrant; (iii) the Series B Warrant; and (iv) the Series C Preferred Stock;

     WHEREAS, on March 23, 2001, the Series A Preferred Stock was called for redemption so that on January 1, 2006 GNAC would be obligated to pay $31,620,000 to the holder of the Series A Preferred Stock, subject to certain conditions;

     WHEREAS, GNAC and GMSP desire that 13,500 shares of Series A Preferred Stock instead be exchanged for shares of Common Stock on the terms and conditions set forth below, and that such exchange qualify as a “recapitalization”, and therefore not give rise to the recognition of gain or loss, for federal income tax purposes; and

     WHEREAS, GNAC and GMSP desire that the remaining 18,120 shares of Series A Preferred Stock remain outstanding but that certain of the designations, rights and preferences of the Series A Preferred Stock be amended as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, GNAC and GMSP hereby agree as follows:

ARTICLE I.
DEFINITIONS AND USAGE

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “Applicable Law” means any statute, law, rule, policy, guideline or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

     “Associate” means, with respect to any Person, (i) any corporation or entity (other than GNAC or a Subsidiary of GNAC in the case of Associates of GMSP) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of GNAC or any of its Subsidiaries.

     “Board” means the board of directors of GNAC.

     “Breach” means any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of this Agreement.

     “Business Day” means any day other than a Saturday or Sunday on which national banks are open for business in Dallas, Texas and New York, New York.

     “Capitalization Date” has the meaning set forth in Section 4.2.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.2.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.10 per share, of GNAC.

     “Compensation Committee” means the Compensation Committee of the Board, consisting of Sam Rosen, Harden H. Wiedemann and John H. Williams, or any successor committee comprised of independent directors (within the meaning of Section 303A of the NYSE Listed Company Manual) of GNAC.

     “Confidential Information” means information received at any time by GMSP from GNAC that is not generally known or which would logically be considered confidential or proprietary, or which would do GNAC harm if divulged, or which is marked “Confidential Information.”

     “Damages” has the meaning set forth in Section 10.2.

     “Defeasance” has the meaning set forth in Section 6.6(c).

     “Demand Registration” has the meaning set forth in Section 6.4(a).

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise, other than restrictions imposed under applicable securities laws.

     “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to the environment, including, without limitation, pollution, contamination, cleanup and protection of the environment.

     “Environmental Liabilities and Costs” means all damages, penalties or cleanup costs assessed or levied pursuant to any Environmental Law.

     “Equity Securities” means any capital stock of GNAC, any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of GNAC, or any right, option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of GNAC or any security convertible into or exercisable or exchangeable for, any capital stock of GNAC.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Person and its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

     “Exchange” has the meaning set forth in Section 2.1.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Securities” has the meaning set forth in Section 2.1(a).

     “Fairness Opinion” has the meaning set forth in Section 7.3.

     “Final Date” means February 1, 2005.

     “GAAP” means generally accepted accounting principles for financial reporting in the U.S., consistently applied.

     “GMSP” has the meaning set forth in the introductory paragraph of this Agreement.

     “GMSP Group” means GMSP together with its Affiliates, Associates and employees, and expressly includes GMSP’s partners and the partners of the general partner of GMSP (including any of them who receive GNAC securities from GMSP, directly or indirectly, and whether during or after the termination of their relationship with GMSP).

     “GMSP Material Adverse Effect” means any condition, circumstance or development having a material adverse effect on the ability of GMSP to consummate the Transactions.

     “GMSP Representative” has the meaning set forth in Section 6.4(a).

     “GNAC” has the meaning set forth in the introductory paragraph of this Agreement.

     “GNAC Annual Statements” has the meaning set forth in Section 4.9.

     “GNAC Applicable Insurance Department” means as to (i) the GNAC Insurance Subsidiary located in Oklahoma, the Oklahoma Department of Insurance, and (ii) the GNAC Insurance Subsidiary located in Texas, the Texas Department of Insurance.

     “GNAC Authorizations” has the meaning set forth in Section 4.7.

     “GNAC Business” means the business conducted by GNAC and GNAC Subsidiaries taken as a whole.

     “GNAC Disclosure Letter” means the disclosure letter delivered by GNAC to GMSP concurrently with the execution and delivery of this Agreement.

     “GNAC Employee Benefit Plans” has the meaning set forth in Section 4.20(a).

     “GNAC 2003 Form 10-K Report” means the Form 10-K Report filed by GNAC with the SEC for GNAC’s fiscal year ended December 31, 2003.

     “GNAC Financial Statements” has the meaning set forth in Section 4.10.

     “GNAC Insurance Subsidiaries” means MGA Insurance Company, Inc., a Texas corporation; and General Agents Insurance Company of America, Inc., an Oklahoma corporation.

     “GNAC Material Adverse Effect” means any condition, circumstance or development having (i) an adverse effect on the ability to conduct business, the financial condition, reserves, or the results of operations of GNAC and its Subsidiaries, in each case that is material to GNAC and its Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of GNAC to consummate the Transactions; provided that GNAC Material Adverse Effect does not include any such condition, circumstance or development which generally adversely affects the U.S. economy, U.S. securities markets or the insurance industry or to the extent it is attributable to (x) the accretion of discount, or the declaration or payment of dividends, on Preferred Stock, (y) expenses incurred by GNAC in respect of the Transactions, or (z) changes in accumulated comprehensive income (loss) attributable to realized or unrealized gains or losses on securities; and provided further that a decrease (excluding amounts attributable to items referenced in clauses (x), (y) or (z) of the foregoing proviso) of the total shareholders’ equity of GNAC below the amount thereof at June 30, 2004 reflected in the GNAC Financial Statements would be material for the purposes of defining GNAC Material Adverse Effect.

     “GNAC Material Contracts” means:

(i)	any written agreement, contract, lease, commitment, understanding, instrument or obligation to which GNAC or any of its Subsidiaries is a party or by which GNAC or any of its Subsidiaries or any of their respective properties may be bound upon which any substantial part of the GNAC Business is dependent or which, if Breached, could reasonably be expected to have a GNAC Material Adverse Effect;

(ii)	any written agreement, contract, lease, commitment, understanding, instrument or obligation which provides for the sale or lease after the date hereof of any of the assets of GNAC or its Subsidiaries other than in the ordinary course of business; or

(iii)	any agreement filed as an exhibit to the GNAC 2003 Form 10-K Report.

     “GNAC Options” means options granted under any of the GNAC Stock Plans and related option agreements.

     “GNAC Pension Plan” has the meaning set forth in Section 4.20(d).

     “GNAC Quarterly Statement” has the meaning set forth in Section 4.9.

     “GNAC Required Consents” has the meaning set forth in Section 4.6(c).

     “GNAC Required Statutory Approvals” has the meaning set forth in Section 4.5.

     “GNAC SEC Documents” has the meaning set forth in Section 4.10.

     “GNAC Shareholder Approval” means approval of the Exchange by (i) the holders of not less than a majority of the outstanding Voting Stock (including shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against, or expressly abstaining from voting on, the Exchange and (ii) the holders of not less than a majority of the outstanding Common Stock (excluding all shares of Voting Stock held by Interested Shareholders) present in person or by proxy at the Shareholder Meeting and voting for or against the Exchange.

     “GNAC Significant Subsidiaries” means the GNAC Insurance Subsidiaries; National Specialty Lines, Inc., a Florida corporation; DLT Insurance Adjusters, Inc., a Florida corporation; and GAINSCO Service Corp., a Texas corporation.

     “GNAC Stock Plans” means GNAC’s 1990 and 1995 Stock Option Plans and GNAC’s 1998 Long-Term Incentive Plan.

     “GNAC Subsidiaries” means the Subsidiaries of GNAC.

     “GNAC Subsidiary Securities” has the meaning set forth in Section 4.4.

     “good faith”, when used in respect of any action, means that the action was taken (i) with honesty of intention, (ii) without knowledge of circumstances which ought to put the Person taking such action on inquiry, and (iii) without intention to take any improper advantage of another.

     “Governmental Authority” means any U.S. federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

     “Interested Shareholder” means (i) GMSP, (ii) Stallings, (iii) any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of GNAC, or (iv) any Affiliate or Associate of any Person referenced in clauses (i), (ii) or (iii).

     “Investment Management Agreements” means the respective Investment Management Agreements dated October 4, 1999 between GNAC and each of the GNAC Insurance Subsidiaries, on the one hand, and GMSP, on the other hand, as amended, modified or supplemented through the date of this Agreement.

     “IRS” means the Internal Revenue Service.

     “Material Activity” has the meaning set forth in Section 6.4(d).

     “Material Adverse Market Condition” shall mean the occurrence of any of the following: (i) a general moratorium in commercial banking activities in the State of Texas has been declared by either Federal or Texas State authorities; (ii) a reduction of more than 30% in the Standard & Poor’s 500 Index from the amount thereof at the close of business on the date of this Agreement; or (iii) the formal declaration by the United States of a national emergency or war.

     “NYSE” means the New York Stock Exchange.

     “Permitted Assignee” has the meaning set forth in Section 11.3.

     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the obligor; (iii) liens arising in the ordinary course of business incident to the purchase and sale of securities and other investments or the holding thereof by banks, brokerage firms, custodians and intermediaries for the benefit of GNAC or its Subsidiaries; (iv) exceptions which do not materially affect the use or occupancy of the real property covered thereby; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use or occupancy of the property.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

     “Preferred Stock” means the authorized preferred stock, par value $100.00 per share, of GNAC.

     “Preferred Preemptive Rights” means the preemptive rights of the holders of the Series A Preferred Stock and Series C Preferred Stock under the Prior Agreements and the rights of Stallings and his assigns under the Securities Purchase Agreement dated as of February 26, 2001 between Stallings and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Prior Agreements” means the Prior Series A Agreements and the Prior Series C Agreement.

     “Prior Series A Agreements” means (i) the Securities Purchase Agreement dated June 29, 1999 between GMSP and GNAC; and (ii) the letter dated March 23, 2001 from GNAC to GMSP concerning the redemption of the Series A Preferred Stock.

     “Prior Series C Agreement” means the Securities Purchase Agreement dated as of February 26, 2001 between GMSP and GNAC (as amended by the First Amendment to Securities Purchase Agreement dated as of March 23, 2001).

     “Proceedings” means all complaints, claims, prosecutions, indictments, proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority, whether civil, criminal, administrative, arbitrative or investigative.

     “Proxy Statement” has the meaning set forth in Section 5.8.

     “Registration Expenses” has the meaning set forth in Section 6.4(f).

     “Registration Statement” has the meaning set forth in Section 6.4(b).

     “Reis” means James R. Reis.

     “Reis Investment Agreement” means the Stock Investment Agreement of even date herewith between Reis LLC and GNAC.

     “Reis LLC” means First Western Capital, LLC, an Arizona limited liability company of which Reis is the sole member and manager.

     “SAP” means the insurance accounting practices required or permitted by the GNAC Applicable Insurance Department applicable to the specified Person(s) consistently applied by such Person(s).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $100.00 per share, of GNAC.

     “Series A Warrant” means the Series A Warrant expiring October 4, 2004 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.25 per share.

     “Series B Preferred Stock” means the Series B Convertible Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Series B Warrant” means the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $2.5875 per share.

     “Series C Preferred Stock” means the Series C Redeemable Preferred Stock, par value $100.00 per share, of GNAC.

     “Shareholder Meeting” means the special meeting of the holders of the GNAC’s Common Stock at which the Transactions are submitted to shareholders for their approval.

     “Special Committee” means the Special Committee of the Board, consisting of Harden H. Wiedemann, John H. Williams and Joel C. Puckett, and of which Sam Rosen is an advisory member, or any successor committee comprised of independent and disinterested directors of GNAC.

     “Stallings” means Robert W. Stallings.

     “Stallings Investment Agreement” means the Stock Investment Agreement of even date herewith between Stallings and GNAC.

     “Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     “Superior Proposal” has the meaning set forth in Section 6.6(b).

     “Survival Date” has the meaning set forth in Section 10.1.

     “Taxes” means all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to taxes.

     “Tax Returns” means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

     “TBCA” means the Texas Business Corporation Act, as amended.

     “Third Party Transaction” means any transaction between GNAC or any of its Subsidiaries and any Person or Persons other than any member of the GMSP Group, Reis or Stallings (i) that would involve the acquisition, directly or indirectly, by such Person or Persons in the aggregate of (x) Equity Securities that would represent 10% or more, or the right to acquire 10% or more, of the Common Stock of GNAC outstanding on the date hereof, (y) any other class or classes or series of Equity Securities, or (z) assets of GNAC (including the capital stock of any Subsidiaries of GNAC) or any of its Subsidiaries that generate or constitute more than 10% of the revenues, income or assets of GNAC and its Subsidiaries, or (ii) that by its terms would prevent the consummation of the Transactions.

     “Transactions” means the Exchange and the other transactions contemplated by this Agreement.

     “Transaction Proposal” has the meaning set forth in Section 6.6(a).

     “U.S.” means the United States of America.

     “Voting Stock” means the outstanding shares of capital stock entitled to vote in the election of directors of GNAC, including the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. References in this Agreement to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the date of determination and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. On the date of this Agreement there were 28,703,069 shares of Voting Stock outstanding and entitled to vote generally.

     1.2 Usage. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and vice versa;

          (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

          (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

          (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

          (h) “or” is used in the inclusive sense of “and/or”;

          (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

          (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

          (k) captions in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement, nor in any way affect any such provisions; and

          (l) all accounting terms not defined in this Agreement shall have the respective meanings determined under GAAP.

ARTICLE II.
TERMS OF THE TRANSACTION

     2.1 The Exchange.

        (a) At the Closing, and on the terms and subject to the conditions set forth in this Agreement, (i) GNAC shall issue and deliver to GMSP 19,125,612 shares of Common Stock (the “Exchange Securities”) and (ii) in exchange for the Exchange Securities GMSP shall deliver to GNAC 13,500 shares of Series A Preferred Stock (the “Exchange”).

        (b) The 13,500 shares of Series A Preferred Stock received by GNAC in the Exchange shall be cancelled.

ARTICLE III.
CLOSING AND CLOSING DATE

     3.1 The Closing. The closing of the Transactions (the “Closing”) shall take place (i) at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof, or (ii) at such other time or place or on such other date as the parties hereto shall agree.

     3.2 Closing Date. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GNAC

     GNAC represents and warrants to GMSP the following:

     4.1 Organization and Qualification. Each of GNAC and the GNAC Significant Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other power and authority to own all of its properties and assets and to carry on its business as now being conducted. Each of GNAC and the GNAC Significant Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GNAC Material Adverse Effect.

     4.2 Capitalization. The authorized capital stock of GNAC consists of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the close of business on June 30, 2004 (the “Capitalization Date”): 21,169,736 shares of Common Stock were issued and outstanding; 31,620 shares of Series A Preferred Stock were issued and outstanding; 3,000 shares of Series B Preferred Stock were issued and outstanding; 3,000 shares of Series C Preferred Stock were issued and outstanding; 844,094 shares of Common Stock were held in GNAC’s treasury; there were outstanding GNAC Options with respect to 723,268 shares of Common Stock and (excluding the Series A Warrant and the Series B Warrant) there was one warrant outstanding issued to Stallings with respect to 1,050,000 shares of Common Stock and having an exercise price equal to $2.25 per share. Since the Capitalization Date, except as disclosed in Section 4.2 of the GNAC Disclosure Letter, GNAC (i) has not issued any shares of Common Stock other than upon the exercise or vesting of GNAC Options outstanding on such date as set forth in Section 4.2 of the GNAC Disclosure Letter; (ii) has not granted any options or rights to purchase or acquire shares of Common Stock under the GNAC Stock Plans or otherwise; and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and, except for the Preferred Preemptive Rights, are free of preemptive rights. Except as disclosed in this Section 4.2 or in Section 4.2 of the GNAC Disclosure Letter or in the GNAC 2003 Form 10-K Report, there are no outstanding Equity Securities. Except as disclosed in Section 4.2 of the GNAC Disclosure Letter, there are no outstanding obligations of GNAC or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities.

     4.3 Authority Relative to This Agreement.

          (a) GNAC has all requisite power and authority to enter into this Agreement and, subject to the GNAC Shareholder Approval, the GNAC Required Statutory Approvals and the GNAC Required Consents, to consummate the Transactions. The execution and delivery of this Agreement and, subject to GNAC Shareholder Approval, the consummation by GNAC of the Transactions have been duly authorized by all necessary corporate action on the part of GNAC, including that the directors of GNAC (other than Hugh M. Balloch, John C. Goff, and Stallings) have unanimously approved and authorized the consummation of the Transactions by GNAC. This Agreement has been duly and validly executed and delivered by GNAC and, assuming the due authorization, execution and delivery hereof by GMSP, constitutes the valid and binding obligation of GNAC, enforceable against GNAC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     (b) When issued and delivered pursuant to this Agreement against payment therefor, the Exchange Securities will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of GNAC entitled to the benefits provided therein. When issued and delivered pursuant to the Agreement against payment therefor, the Exchange Securities will be fully paid and nonassessable. Except for the Preferred Preemptive Rights (which have been waived), the issuance of the Exchange Securities will not be subject to any preemptive or similar rights.

     4.4 Subsidiaries. GNAC owns, directly or indirectly, of record all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any Encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except for securities owned by GNAC or as disclosed in this Section or in Section 4.4 of the GNAC Disclosure Letter or the GNAC SEC Documents, there are no outstanding (i) shares of capital stock or other voting securities of any Subsidiary of GNAC; (ii) securities of GNAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary; or (iii) options or other rights to acquire from GNAC or any of its Subsidiaries, or other obligations of GNAC or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Subsidiaries of GNAC, or to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as “GNAC Subsidiary Securities”). There are no outstanding obligations of GNAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding GNAC Subsidiary Securities. Except to the extent that any of the GNAC Significant Subsidiaries is a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act, GNAC does not have a “significant subsidiary” as such term is used in Rule 1-02(w) of Regulation S-X as promulgated under the Securities Act.

     4.5 Statutory Approvals. Except for filings under the Exchange Act, with the GNAC Applicable Insurance Departments and as otherwise set forth in Section 4.5 of the GNAC Disclosure Letter or otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GNAC or the consummation by GNAC of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GNAC Material Adverse Effect (the “GNAC Required Statutory Approvals”), it being understood that references in this Agreement to “obtaining” such GNAC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     4.6 Non-Contravention. Subject to obtaining the GNAC Required Statutory Approvals and the receipt of the GNAC Shareholder Approval, the execution and delivery of this Agreement by GNAC do not, and the consummation of the Transactions will not, result in any violation by GNAC or any of its Subsidiaries under any provisions of:

          (a) the Articles of Incorporation, Bylaws or similar governing documents of GNAC or any of its Subsidiaries;

          (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GNAC or any of its Subsidiaries or any of their respective properties or assets; or

          (c) subject to obtaining the third-party consents or other approvals set forth in Section 4.6 of the GNAC Disclosure Letter (the “GNAC Required Consents”), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, GNAC Employee Benefit Plan, lease or other instrument, obligation or agreement of any kind to which GNAC or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (b) and (c) such violations as could not, in the aggregate, reasonably be expected to have a GNAC Material Adverse Effect.

     4.7 Authorizations. Except as described in Section 4.7 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of the GNAC Insurance Subsidiaries have obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and have made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business as currently conducted, and with respect to which a failure to so obtain would have a GNAC Material Adverse Effect (collectively, the “GNAC Authorizations”). All such GNAC Authorizations are valid and in full force and effect. Except as would not cause a GNAC Material Adverse Effect, no notice that GNAC or any of the GNAC Insurance Subsidiaries is in violation of any such GNAC Authorization has been received by GNAC or any of the GNAC Insurance Subsidiaries, or to the knowledge of GNAC, recorded or published, and no Proceeding is pending or, to the knowledge of GNAC threatened, to revoke or limit any of them such as reasonably would be expected to cause a GNAC Material Adverse Effect.

     4.8 Compliance with Laws. Except as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, and in addition to the representations and warranties contained in Section 4.7 relating to GNAC Authorizations, to the knowledge of GNAC, GNAC and its Subsidiaries are in compliance with all Applicable Laws applicable to GNAC and its Subsidiaries, the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a GNAC Material Adverse Effect. Furthermore, except as is disclosed in the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, or as would not cause a GNAC Material Adverse Effect, to the knowledge of GNAC, neither GNAC nor any of its Subsidiaries has received any notice alleging non-compliance with any of the aforementioned Applicable Laws.

     4.9 Statutory Financial Statements. GNAC has heretofore made (or will make prior to Closing) available to GMSP copies of the annual statements of the GNAC Insurance Subsidiaries as filed with the GNAC Applicable Insurance Department (the “GNAC Annual Statements”) for the years ended December 31, 2001, 2002, and 2003 and copies of the quarterly statement of the GNAC Insurance Subsidiaries to the GNAC Applicable Insurance Department for the quarter ended June 30, 2004 (and any subsequent quarterly statements filed between the date hereof and the Closing Date) (the “GNAC Quarterly Statement”). The balance sheets of each of the GNAC Insurance Subsidiaries as of December 31, 2003, and the related statements of income and cash flow for the year then ended, included in the GNAC Annual Statement for the year ended December 31, 2003, were prepared in conformity with SAP, except as otherwise noted therein, for the period covered thereby and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the date thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the period then ended. The balance sheets of the GNAC Insurance Subsidiaries and the related statements of income and cash flow included in the GNAC Quarterly Statements were prepared in conformity with SAP applicable to interim financial statements consistently applied during the period involved, except as otherwise noted therein, subject to normal year-end adjustments, and fairly present the statutory financial position of such GNAC Insurance Subsidiary as at the dates thereof and the results of operations and cash flow of such GNAC Insurance Subsidiary for the periods then ended. Without limiting the generality of the foregoing and subject to the cautionary statements regarding reserves contained under “BUSINESS—Unpaid Claims and Claim Adjustment Expenses” and elsewhere in the GNAC 2003 Form 10-K Report, the reserves carried on the GNAC Annual Statement for the year ended December 31, 2003 and the GNAC Quarterly Statement for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims were (i) reported in accordance with SAP and (ii) believed by GNAC at that time to be adequate to cover the amounts GNAC expected the GNAC Insurance Subsidiaries to pay on incurred claims based on facts and circumstances then known. The admitted assets of each GNAC Insurance Subsidiary as determined under Applicable Laws are in an amount at least equal to the minimum amounts required by Applicable Laws.

     4.10 GNAC SEC Documents and GNAC Financial Statements. Except as set forth in Section 4.10 of the GNAC Disclosure Letter or as could not reasonably be expected to have a GNAC Material Adverse Effect, GNAC and the GNAC Insurance Subsidiaries have timely filed all reports, registration statements proxy statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC after December 31, 2000 and prior to the date of this Agreement (collectively, the “GNAC SEC Documents”). GNAC has or will have made available to GMSP prior to the Closing copies of each registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC with respect to periods since January 1, 2001 through the date of this Agreement, and will promptly provide GMSP with each such registration statement, offering circular, report, definitive proxy statement, information statement, and correspondence filed, furnished or submitted by it with or to the SEC after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC.

     As of their respective dates, and except as set forth in Section 4.10 of the GNAC Disclosure Letter, each of the GNAC SEC Documents, including the financial statements, exhibits and schedules thereto, filed or circulated prior to the date hereof complied (and each of the documents filed by GNAC with the SEC after the date of this Agreement will comply) in all material respects as to form with applicable federal securities laws and did not (or, in the case of documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Each of GNAC’s consolidated statements of condition or balance sheets included in or incorporated by reference into the GNAC SEC Documents, including the related notes and schedules, fairly presented in accordance with GAAP the consolidated financial position of GNAC and its Subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference into GNAC SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the “GNAC Financial Statements”), fairly presented the consolidated results of operations, cash flows and shareholders’ equity, as the case may be, of GNAC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the absence of certain notes), in each case in accordance with GAAP except as may be noted therein or in Section 4.10 of the GNAC Disclosure Letter.

     4.11 Investments. Except as disclosed in Section 4.11 of the GNAC Disclosure Letter or the GNAC SEC Documents, GNAC and each of its Subsidiaries has good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, to all of its investment assets reflected in the GNAC Quarterly Statement for June 30, 2004, or acquired after June 30, 2004, other than investment assets that (i) have been sold or disposed of in the normal course of business or (ii) have been pledged for the benefit of policyholders in accordance with the requirements of state Governmental Authorities. All such investments are properly treated and valued as admitted assets in accordance with the regulations of the GNAC Applicable Insurance Department and the National Association of Insurance Commissioners.

     4.12 Absence of Changes. Except as contemplated by this Agreement or as set forth in the GNAC Disclosure Letter or the GNAC SEC Documents, since December 31, 2003, the GNAC Business has been operated in the ordinary and usual course and neither GNAC nor any of any of its Subsidiaries has entered into any agreement that would require GNAC or any of its Subsidiaries to operate the GNAC Business other than in the ordinary and usual course.

     4.13 No Undisclosed Liabilities. To the knowledge of GNAC, none of GNAC or any of its Subsidiaries has any liabilities or obligations except (i) as and to the extent set forth in the GNAC Financial Statements or contemplated in the notes thereto or in the GNAC SEC Documents, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the GNAC Financial Statements, (iii) as would not have a GNAC Material Adverse Effect, (iv) as part of the transactions contemplated in this Agreement, the Stallings Investment Agreement or the Reis Investment Agreement, or (v) as set forth in the GNAC Disclosure Letter.

     4.14 Litigation. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, as of the date of this Agreement there are no Proceedings pending or, to the knowledge of GNAC, threatened, against GNAC or any of its Subsidiaries, which (i) have, or, if adversely determined, could reasonably be expected to have a GNAC Material Adverse Effect, (ii) state a claim against GNAC or its officers or directors for a violation of securities laws, or (iii) seek specifically to prevent, restrict or delay consummation of the Transactions or fulfillment of any of the conditions of this Agreement. Except as set forth in Section 4.14 of the GNAC Disclosure Letter or the GNAC SEC Documents or the GNAC Financial Statements, there are no orders, writs, injunctions, judgments, and decrees of any Governmental Authority outstanding against GNAC or any of its Subsidiaries, except for such orders, writs, injunctions, judgments and decrees as could not individually or in the aggregate reasonably be expected to have a GNAC Material Adverse Effect. Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of GNAC, no claim or assessment is pending or threatened against any GNAC Insurance Subsidiary by (i) any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers or (ii) any assigned risk plan or other involuntary market plan which if determined adversely could, individually or in the aggregate, be reasonably expected to result in a cost to GNAC or any of its Subsidiaries of an amount in excess of $500,000, which in either case individually or in the aggregate could reasonably be expected to have a GNAC Material Adverse Effect.

     4.15 Insurance Business. All policies of insurance issued by the GNAC Insurance Subsidiaries and in force on the date hereof are, and on the Closing Date will be, to the extent required by Applicable Law, in all material respects on forms approved by applicable insurance regulatory authorities or which have been filed with and not objected to by such authorities within the period provided for such objection, except as could not reasonably be expected to have a GNAC Material Adverse Effect. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto in all material respects, except as could not reasonably be expected to have a GNAC Material Adverse Effect.

     4.16 Regulatory Filings. GNAC has heretofore made available to GMSP all material registrations, filings or submissions (other than policy filings or rate filings) made by or on behalf of GNAC or any of the GNAC Insurance Subsidiaries with or to any insurance regulatory authority and all reports of examination issued by any insurance regulatory authority since January 1, 2000. Except as disclosed in Section 4.16 of the GNAC Disclosure Letter, GNAC and the GNAC Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, except with respect to which the failure to file individually or in the aggregate does not adversely affect their respective licenses or authority as an insurance company in any jurisdiction or does not otherwise have a GNAC Material Adverse Effect. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted with respect thereto.

     4.17 Reinsurance, Coinsurance and Underwriting Management.

          (a) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) none of the GNAC Insurance Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default in any material respect under any material coinsurance, reinsurance, excess insurance, ceding of insurance, assumption of insurance, facultative or indemnification insurance treaties, agreements or arrangements, including any treaty, agreement or arrangement by, with or through a reinsurance broker or intermediary, (ii) all such treaties, agreements or arrangements are in full force and effect, (iii) GNAC has no knowledge that any such treaties, agreements or arrangements will not be renewed on acceptable terms that are at least as favorable to GNAC as the terms as they exist on the date of this Agreement, (iv) no such treaty, agreement or arrangement contains any provision to the effect that the other party thereto may terminate the treaty or agreement by reason of the Transactions, and (v) to the knowledge of GNAC there is no reason to believe that the financial condition of any other party to any such treaty, agreement or arrangement is impaired such that a default thereunder may reasonably be anticipated.

          (b) Except as set forth in Section 4.17 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, (i) GNAC has no knowledge that any other party to any material agreements to which GNAC or any of its Subsidiaries is or was a party pursuant to which GNAC or any of its Subsidiaries served or serves as, or received or receives services from, a managing general agent, underwriting manager, third party administrator or risk manager or pursuant to which any of them continues to be obligated to provide any services, intends to terminate or does not intend to renew any such agreement on substantially the same terms as presently exist, except those agreements which have terminated but for which GNAC or any of its Subsidiaries maintains servicing obligations, (ii) all such material agreements are in full force and effect, (iii) neither GNAC nor any of its Subsidiaries, nor to the knowledge of GNAC, any other party thereto, is in default as to any provision of any such agreement, (iv) no such agreement contains any provision to the effect that the other party thereto may terminate the agreement by reason of the Transactions, and (v), to the knowledge of GNAC, there is no reason to believe that the financial condition of any other party to any such agreement is impaired such that a default thereunder may reasonably be anticipated.

     4.18 Labor Matters.

          (a) There are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of GNAC or its Subsidiaries.

          (b) Except as set forth in Section 4.18 of the GNAC Disclosure Letter or the GNAC SEC Documents or GNAC Financial Statements, there are no controversies pending or, to the knowledge of GNAC, threatened between GNAC or any of its Subsidiaries and any of its employees, except as could not be reasonably be expected to have a GNAC Material Adverse Effect.

     4.19 Environmental Compliance. Except as disclosed in Section 4.19 of the GNAC Disclosure Letter or the GNAC SEC Documents, to the knowledge of GNAC, (i) the assets, properties, businesses and operations of GNAC and its Subsidiaries are in compliance with applicable Environmental Laws, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; (ii) GNAC and its Subsidiaries have obtained and, as currently operating are in compliance with, all permits necessary for any Environmental Law for the conduct of the business and operations of GNAC and its Subsidiaries in the manner now conducted, except for such instances of non-compliance as would not individually or in the aggregate have a GNAC Material Adverse Effect; and (iii) neither GNAC nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or proceeding indicating that GNAC or any of its Subsidiaries is or may be liable for (A) a violation of any Environmental Law or (B) any Environmental Liabilities and Costs, except, in each case, for such liabilities as would not individually or in the aggregate have a GNAC Material Adverse Effect.

     4.20 Employee Benefit Plans.

          (a) Section 4.20(a) of the GNAC Disclosure Letter includes a complete list of all material employee benefit plans, contracts, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, sponsored or maintained by GNAC or its Subsidiaries or to which GNAC or its Subsidiaries contribute or are obligated to contribute (collectively, “GNAC Employee Benefit Plans”). “GNAC Employee Benefit Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Except as set forth in Section 4.20(a) of the GNAC Disclosure Letter, GNAC or its Subsidiaries may amend or terminate any GNAC Employee Benefit Plan without incurring any material liability thereunder.

          (b) With respect to each GNAC Employee Benefit Plan, there has been made (or will be made prior to the Closing) available to GMSP a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other agreements relating to funding vehicles; (ii) the three most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the IRS; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any, filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS. All financial statements for each GNAC Employee Benefit Plan have been prepared in all material respects in compliance with applicable regulations under ERISA.

          (c) All GNAC Employee Benefit Plans which are “employee benefit plans,” as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including the Code and ERISA, and all unpaid contributions required to be made to each such plan under the terms of such plan, ERISA or the Code as of the date hereof have been fully reflected in the appropriate GNAC Financial Statements except where the failure to do so could not reasonably be expected to have a GNAC Material Adverse Effect. There is no lien arising under ERISA against any of the assets of GNAC or any of its Subsidiaries. There are no threatened or pending claims by or on behalf of the GNAC Employee Benefit Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of GNAC, its officers or directors, or such GNAC Employee Benefit Plans under ERISA or any other Applicable Law, and to the knowledge of GNAC, there is no basis for any such claim.

          (d) Section 4.20(d) of the GNAC Disclosure Letter identifies each GNAC Employee Benefit Plan that is intended to be a “qualified plan” satisfying the requirements of Section 401(a) of the Code (a “GNAC Pension Plan”). A favorable IRS determination letter as to the qualification of each GNAC Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such GNAC Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such GNAC Pension Plan. No issue concerning qualification of any GNAC Pension Plan is pending before or, to the knowledge of GNAC, threatened by, the IRS. Each GNAC Pension Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each GNAC Pension Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither GNAC and its Subsidiaries, nor any fiduciary of any GNAC Pension Plan has done anything which would adversely affect the qualified status of any GNAC Pension Plan or related trust. GNAC and its Subsidiaries have performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any of the GNAC Employee Benefit Plans in any manner that could reasonably be expected to have a GNAC Material Adverse Effect. None of GNAC or its Subsidiaries or any other “disqualified person” (as defined in Section 4975 of the Code) or “party-in-interest” (as defined in Section 3(14) of ERISA) has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any GNAC Employee Benefit Plan (or its related trust), GNAC or its Subsidiaries or any officer, director or employee of GNAC or its Subsidiaries to the tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; and, to the knowledge of GNAC, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the GNAC Employee Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA.

          (e) None of the GNAC Employee Benefit Plans is subject to Section 412 of the Code. None of GNAC, its Subsidiaries or ERISA Affiliates maintains, or has any liability with respect to, a GNAC Pension Plan that is subject to Title IV of ERISA.

          (f) GNAC and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and at no expense to GNAC or its Subsidiaries.

     4.21 Tax Matters. GNAC and each of its Subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except for such failures to file as would not individually or in the aggregate have a GNAC Material Adverse Effect. GNAC and each of its Subsidiaries has paid (or GNAC has paid on its behalf) or made provision for all Taxes shown as due on such Tax Returns. The most recent GNAC Financial Statements contained in the GNAC SEC Documents reflect adequate reserves for all Taxes payable by GNAC and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. To the knowledge of GNAC, no material deficiencies or adjustments exist or have been asserted with respect to Taxes of GNAC or any of its Subsidiaries and neither GNAC nor any of its Subsidiaries has received notice that it has not filed a Tax Return or paid any Taxes required to be filed or paid which could reasonably be expected to have a GNAC Material Adverse Effect. No audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of GNAC or any of its Subsidiaries is currently in process or pending, except as disclosed in Section 4.21 of the GNAC Disclosure Letter. No waiver or extension of any statute of limitations relating to the assessment or collection of any Tax of GNAC or any of its Subsidiaries is in effect.

     4.22 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter, no broker, finder, or other investment banker or other Person is or will be entitled to receive any brokerage, finder’s or other fee or commission (any such fees or commissions shall be borne by GNAC) in connection with this Agreement or the Transactions based upon agreements made by or on behalf of GNAC or any of its Subsidiaries.

     4.23 Prior Private Offerings. Since December 31, 2000: (i) all securities offered or sold by GNAC which were not registered pursuant to the Securities Act and applicable state securities laws, were offered or sold pursuant to valid exemptions from the Securities Act and applicable state securities laws and (ii) no private offering memorandum or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time of delivery of such private offering memorandum or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.24 Private Offering of the Securities. GNAC has not offered, and will not offer, the Exchange Securities or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     4.25 Disclosure Controls; Reports of Evidence of a Material Violation.

          (a) The management of GNAC has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to GNAC, including its consolidated Subsidiaries, is made known to the management of GNAC by others within those entities, and (y) has disclosed, based on its most recent evaluation, to GNAC’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect GNAC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GNAC’s internal control over financial reporting. A summary of any of those disclosures made by management to GNAC’s auditors and audit committee is set forth in Section 4.25(a) of the GNAC Disclosure Letter.

          (b) Since December 31, 2001 and except as set forth in the GNAC Disclosure Letter, the GNAC SEC Documents or the GNAC Financial Statements, (x) neither GNAC nor any of its Subsidiaries nor, to the knowledge of the officers of GNAC, any director, officer, employee, auditor, accountant or representative of GNAC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GNAC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GNAC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing GNAC or any of its Subsidiaries, whether or not employed by GNAC or any of its Subsidiaries, has reported evidence of a material violation of U.S. securities laws or regulations, breach of fiduciary duty or similar violation by GNAC or any of its officers, directors, employees or agents to the Board of GNAC or any committee thereof or to any director or officer of GNAC.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF GMSP

     GMSP represents and warrants to GNAC that:

     5.1 Organization and Qualification. GMSP is a limited partnership duly organized, validly existing and in good standing under the Texas Revised Limited Partnership Act, as amended, and has the power and authority to own all of its properties and assets and to carry on its business as now being conducted. GMSP is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a GMSP Material Adverse Effect.

     5.2 Authority Relative to This Agreement. GMSP has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by GMSP of the Transactions have been duly authorized by all necessary action on the part of GMSP. This Agreement has been duly and validly executed and delivered by GMSP and, assuming the due authorization, execution and delivery hereof by GNAC, constitutes the valid and binding obligation of GMSP, enforceable against GMSP in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     5.3 Statutory Approvals. Except for (i) filings under the Exchange Act and with the GNAC Applicable Insurance Departments, and (ii) as otherwise contemplated by this Agreement, no declaration, filing or registration with, or notice to or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by GMSP or the consummation by GMSP of the Transactions, the failure to obtain, make or give which could reasonably be expected to have a GMSP Material Adverse Effect.

     5.4 Non-Contravention. The execution and delivery of this Agreement by GMSP does not, and the consummation of the Transactions will not, result in any violation by GMSP under any provisions of:

     (i) the partnership agreement or similar governing documents of GMSP;

     (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to GMSP or any of its properties or assets; or

     (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which GMSP is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii) and (iii) such violations as could not, in the aggregate, reasonably be expected to have a GMSP Material Adverse Effect.

     5.5 Litigation. There is no Proceeding pending, or to the knowledge of GMSP, threatened against GMSP that questions the validity of this Agreement or any action to be taken by GMSP in connection with this Agreement.

     5.6 Brokers. Except for such Persons as set forth in Section 4.22 of the GNAC Disclosure Letter (the expenses of which shall be borne by GNAC), all negotiations relative to this Agreement and the Transactions have been carried out by GMSP directly with GNAC, without the intervention of any Person on behalf of GMSP or its Affiliates in such manner as to give rise to any valid claim by any Person against GMSP or GNAC or any of their respective Subsidiaries or Affiliates for a finder’s fee, brokerage commission, or similar payment.

     5.7 Securities Matters.

          (a) GMSP understands and acknowledges that the Exchange Securities have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and,

unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.

          (b) GMSP is an “accredited investor” (as defined in Rule 501(a) of the Regulation D under the Securities Act) resident and domiciled in the State of Texas.

          (c) GMSP (i) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Exchange Securities and (ii) is able to bear the economic risk of an investment in the Exchange Securities for an indefinite period of time, including the risk of a complete loss of any such investment.

          (d) GMSP is acquiring the Exchange Securities for its own account for investment purposes and not with a view to, or for offer or sale for GNAC in connection with, the distribution or resale thereof.

          (e) GMSP understands and agrees that the Exchange Securities are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and that the Exchange Securities may not be offered, sold, or otherwise transferred to, or for the account or benefit of, any Person except as permitted in the following sentence. GMSP agrees, on its own behalf and on behalf of any accounts for which GMSP is acting, that if GMSP should sell or otherwise transfer any Exchange Securities, it will do so only (i) pursuant to an exemption from the registration requirements of the Securities Act (if available) or if the Securities Act does not apply or (ii) pursuant to an effective registration statement under the Securities Act, and GMSP further agrees to provide to any Person purchasing any of the Exchange Securities from it a notice advising such purchaser that resales of the Exchange Securities are restricted as stated herein.

          (f) GMSP understands that the certificates for the Exchange Securities purchased pursuant to this Agreement will bear a legend substantially to the following effect:

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO A SECURITIES EXCHANGE AGREEMENT DATED AS OF AUGUST 27, 2004, BETWEEN GAINSCO, INC. AND GOFF MOORE STRATEGIC PARTNERS, L.P. SUCH SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     5.8 Information to Be Supplied. The information supplied by GMSP in writing for inclusion in GNAC’s proxy statement related to the Shareholder Meeting (the “Proxy Statement”) will, at the time of the mailing thereof and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.8 shall not apply to statements or omissions in the information furnished pursuant to Section 6.11 to the extent such information is based upon information furnished to GMSP by GNAC.

     5.9 True and Complete Disclosure. Taken in the aggregate and to the knowledge of GMSP, the factual information furnished by GMSP to GNAC for purposes of this Agreement or the Transaction did not contain untrue statements of material facts, or omit to state material facts necessary to make the statements made not misleading in the light of the circumstances under which they were made, as of the date as of which such information is dated.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Public Announcement. GNAC shall, on or before 12:00 noon, Central Time, on the first Business Day following the date of this Agreement, issue a press release disclosing all material terms of the Transactions. On or before the close of business on the fourth Business Day following the date of this Agreement, GNAC shall file with the SEC a Current Report on Form 8-K disclosing all material terms of the Transactions. Such press release and Form 8-K shall be submitted to GMSP for its prior approval prior to their respective public release and filing, and may not be released or filed by GNAC without the prior approval of GMSP, which approval shall not be withheld or delayed unreasonably.

     6.2 Delivery of Information. GNAC will deliver to GMSP promptly upon the filing thereof, copies of all registration statements (including the exhibits thereto) and all reports on Forms 10-K, 10-Q or 8-K (or their equivalents) and proxy statements which GNAC shall have filed with the SEC or any similar reports filed with any state securities or insurance commission or office.

     6.3 Filings under the Exchange Act; Compliance with NYSE Criteria. At least until the second anniversary of the Closing Date, GNAC shall (and neither GMSP nor any member of the GMSP Group shall take any action, or omit to take any legally required action, or vote or fail to vote any of its shares of Voting Stock in any way, that could reasonably be expected to prevent GNAC to) (i) continue to be registered under Section 12(g) of the Exchange Act and to file reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements with the SEC and (ii) observe and comply with (as the same may be amended, modified or supplemented in the future) NYSE Rules 203.01 to 203.02 (Annual and Interim Reporting Requirements), 302 (Annual Meetings), 303A.01 to 303A.10 (Corporate Governance Standards), 304 (Classified Boards of Directors), 307 (Related Party Transactions), 308 (Defensive Tactics), 309 (Purchases of Company Stock by Directors and Officers), 311 (Redemption of Listed Securities, Tender Offers), 312.03 to 312.05 (Shareholder Approval Policy), 313 (Voting Rights), 401.01, 401.03 to 401.04 (Shareholders’ Meetings), and 402.04 (Proxies) as if (A) the Common Stock were listed on the NYSE and without taking advantage of any exception for controlled companies, as the same shall be in effect from time to time; and (B) GNAC were applying to list additional shares of Common Stock on the NYSE; in each case without regard as to whether any class of GNAC’s securities are listed on or otherwise would qualify for listing on the NYSE; provided that nothing contained herein shall be construed to require (x) GNAC to make any filing with, or give any notice to, the NYSE where such filing or notice otherwise would be required under NYSE Rules or (y) GMSP or any member of the GMSP Group to make any filing on behalf of GNAC with the SEC or the NYSE or make any additional investment in GNAC.

     6.4 Registration Rights.

          (a) Demand Registration. Commencing on the first anniversary of the Closing Date and continuing until GMSP or members of the GMSP Group do not beneficially own more than 10% of the Voting Stock and none of them is an Affiliate of GNAC, GMSP shall have the right to require GNAC, through written notice delivered to GNAC, to prepare and file one registration statement under the Securities Act with respect to an underwritten public offering of Exchange Securities constituting not less than 7% of the then outstanding Common Stock (the “Demand Registration”) and cause such registration statement to become effective as promptly as possible. It is specifically agreed that the Demand Registration rights set forth in this subsection (a) shall be assignable to any transferee of Exchange Securities who is a member of the GMSP Group, but not otherwise; provided, however, that only GMSP, or such Person duly designated by GMSP by written notice to GNAC as GMSP’s agent or successor (the “GMSP Representative”) for the purposes of the giving and receipt of demands, requests and other communications pursuant to Section 6.4, shall be entitled to request GNAC to effect the Demand Registration.

          (b) Registration Procedures. With respect to the registration statement filed in accordance with this Section 6.4 (the “Registration Statement”), GNAC shall:

     (i) cause the Registration Statement and the related prospectus and any amendment or supplement (A) to comply in all material respects with the applicable requirements of the Securities Act and under the rules and regulations promulgated thereunder and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

     (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective on a continual basis for so long as GMSP or members of the GMSP Group beneficially own more than 10% of the Voting Stock or is an Affiliate of GNAC (or until the earlier distribution of all the Exchange Securities of GMSP included in the Registration Statement);

     (iii) furnish, upon written request, to GMSP a copy of any amendment or supplement to the Registration Statement or prospectus prior to filing it after effectiveness and not file any such amendment or supplement to which GMSP shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations promulgated thereunder;

     (iv) furnish to GMSP such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus used in connection therewith (including, without limitation, each preliminary prospectus and final prospectus) and such other document as GMSP may reasonably request in order to facilitate the disposition of the Exchange Securities owned by GMSP;

     (v) use its best efforts to register or qualify all Exchange Securities covered by the Registration Statement under such other securities or blue sky laws of the states of the United States as may be required for the issuance and sale of the Exchange Securities, to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, except that GNAC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it is not and would not, but for the requirements of this Section 6.4, be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (vi) upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes or in the judgment of GNAC may include an untrue statement of a material fact or omits or may omit to state any material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made, which circumstance requires amendment of the Registration Statement or supplementation of the prospectus, prepare and file as promptly as reasonably possible a supplement to or an amendment of such prospectus as may be necessary so that, as when delivered (if required by the Securities Act) to a purchaser of Exchange Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances in which they were made;

     (vii) otherwise use its best efforts to comply with all applicable rules and regulations under the Securities Act and, in its discretion, to make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month of the first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

     (viii) provide and cause to be maintained a transfer agent and registrar for all Exchange Securities covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement;

     (ix) after any sale of the Exchange Securities pursuant to this Section 6.4 to the extent not needed to comply with Applicable Law, cause any restrictive legends to be removed and any transfer restrictions to be rescinded with respect to the Exchange Securities;

     (x) enter into such customary agreements (including, without limitation, underwriting agreements in customary form, substance, and scope) and take all such other actions as GMSP or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Exchange Securities;

     (xi) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Registration Statement for sale in any jurisdiction, GNAC will use its best efforts promptly to obtain the withdrawal of such order; and

     (xii) use its best efforts to cause such Exchange Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the disposition of such Exchange Securities.

          (c) Obligations of GMSP. GMSP shall furnish to GNAC such information regarding GMSP as GNAC may from time to time reasonably request in writing (and will notify GNAC of any changes in such information) and as shall be required by the Securities Act in connection with such registration. GMSP shall enter into such customary agreements (including, without limitation, underwriting agreements, custody agreements and powers of attorney in customary form, substance and scope) and take all such other actions as GNAC or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Exchange Securities.

          (d) Delay of Sales. During any period in which GNAC is required to file or maintain the effectiveness of a Registration Statement for the Exchange Securities pursuant to this Section 6.4, GNAC shall have the right exercisable on no more than one occasion during any twelve month period), upon giving notice to GMSP of the exercise of such right, to postpone the filing or suspend the availability of the Registration Statement, or require GMSP not to sell any Exchange Securities pursuant to the Registration Statement, for a period of time GNAC deems reasonably necessary, which time shall be specified in such notice but in no event longer than a period of 90 days, if (i) GNAC is engaged in an offering of shares by GNAC for its own account or is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to GNAC, in each case which is material to GNAC (any such negotiation, step, event or state of facts being herein called a “Material Activity”), (ii) such Material Activity would, in the opinion of counsel for GNAC, require disclosure so as to permit the Exchange Securities to be sold in compliance with Applicable Law, and (iii) such disclosure would, in the reasonable judgment of GNAC, be adverse to its interests. GNAC shall have no obligation to include in any notice contemplated by this subsection (d) any reference to or description of the facts based upon which GNAC is delivering such notice.

          (e) Indemnification.

     (i) GNAC shall indemnify and hold harmless GMSP, members of the GMSP Group and each other Person, if any, who controls GMSP within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel), joint or several, to which GMSP or any such Affiliate or controlling Person may become subject under the Securities Act or otherwise in connection with or as a result of a sale by GMSP of the Exchange Securities, insofar as such losses, claims, damages, liabilities or expenses (or related actions or proceedings) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any document incorporated by reference in the Registration Statement, or (ii) any omission or alleged omission to state in any such document a material fact required to be stated in any such document or necessary to make the statements in any such document not misleading, and GNAC will reimburse such member and each such Affiliate and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or expense (or action or proceeding in respect of any such loss, claim, damage, liability or expense) which arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement other than in reliance upon and in conformity with written information furnished to GNAC by GMSP or any such Affiliate or controlling Person for use in the preparation of the Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GMSP or any such Affiliate or controlling Person.

     (ii) GMSP shall indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (i) of this subsection (e)) GNAC, each director of GNAC, each officer of GNAC who shall sign the Registration Statement and each other Person, if any, who controls GNAC within the meaning of the Securities Act, with respect to any untrue statement in or omission from the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement, but only to the extent that such statement or omission was made in direct reliance upon and in conformity with written information furnished to GNAC by any member of the GMSP Group for use in the preparation of the Registration Statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of GNAC or any such director, officer or controlling Person.

     (iii) Indemnification under this Section 6.4 shall be made as set forth in Article X hereof.

          (f) Registration Expenses. All expenses incident to GNAC’s registration of the Exchange Securities pursuant to the provisions of this Section 6.4, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing and engraving expenses, messenger and delivery expenses and fees and disbursements of counsel for GNAC and all independent certified public accountants, underwriters (excluding underwriting discounts and any selling commissions) and any Persons retained by GNAC (all such expenses being herein called “Registration Expenses”) will be paid by GNAC, provided, that all expenses incurred by GMSP to retain any counsel, accountant or other advisor will not be deemed to be Registration Expenses and will be paid by GMSP. The underwriting discounts or commissions and any selling commissions together with any stock transfer or similar taxes attributable to sales of the Exchange Securities will be paid by GMSP.

     6.5 Prior Agreements.

          (a) GMSP waives all of its rights under the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock and the related Prior Agreements to (i) vote on or approve (x) any of the transactions constituting part of a Superior Proposal or (y) the authorization or issuance of any class of series of Preferred Stock ranking senior to or pari passu with the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock which is proposed to be issued, or is issued, as part of any Third Party Transaction which is part of a Superior Proposal, (ii) purchase or otherwise acquire any securities issuable by GNAC in connection with any transaction which is part of a Superior Proposal or (iii) deem any such transaction to constitute a Fundamental Change Transaction, a Change in Control or liquidation of GNAC (as defined in the respective Statements of Resolution designating the Series A Preferred Stock and the Series C Preferred Stock). The waiver in the preceding sentence shall (i) in the event this Agreement is terminated in accordance with Sections 9.1(b)(iii) or 9.1(c)(iv), continue through termination of this Agreement and thereafter until (A) the termination or withdrawal of the Superior Proposal or the termination of the transactions constituting part of the Superior Proposal, at which time such waiver shall expire, or (B) the date the Defeasance of the Series A and Series C Preferred Stock has been effected, at which time the waiver shall become permanent; (ii) in the event this Agreement is terminated pursuant to any provision of Section 9.1 other than Sections 9.1(b)(iii) or 9.1(c)(iv), expire upon termination of this Agreement; and (iii) in the event the Transactions are consummated, expire upon the Closing.

          (b) Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, all rights and obligations of GNAC and each of the GNAC Insurance Subsidiaries, on the one hand, and GMSP, on the other hand, under each of the Investment Management Agreements shall automatically terminate. Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, GNAC and GMSP each shall be deemed to have hereby released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of any of the Investment Management Agreements.

          (c) Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, all rights and obligations of GNAC and GMSP in and under the Prior Series A Agreements and the Prior Series C Agreement shall automatically terminate. Effective as of the earlier to occur of (i) the date the Defeasance of the Series A Preferred Stock and the Series C Preferred Stock has been effected or (ii) the Closing, GNAC and GMSP each shall be deemed to have hereby released the other from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, covenants, controversies, promises, damages, judgments, claims, demands, liabilities or losses whatsoever, all whether known or unknown, which either of them, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract or in tort, against the other, by reason of any matter whatsoever arising out of either of the Prior Series A Agreements or the Prior Series C Agreement. This Section 6.5(c) does not affect the Statement of Resolution designating the Series C Preferred Stock.

          (d) GMSP hereby waives any Preferred Preemptive Rights it otherwise may be entitled to exercise in respect of the transactions contemplated by the Reis Investment Agreement or the Stallings Investment Agreement.

          (e) As the holder of all of the Series A Preferred Stock, GMSP hereby consents to an amendment of the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto and to the filing of the amendment with the Secretary of State of Texas.

     6.6 No Solicitation.

          (a) GNAC shall not, at any time prior to the Closing, solicit, initiate, encourage the initiation of, induce, negotiate or discuss any inquiries or proposals regarding a Third Party Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”). Notwithstanding the foregoing, GNAC may negotiate or discuss a Transaction Proposal with, and may provide any nonpublic information regarding GNAC to, any Person or Persons making, or participating or involved in, an unsolicited bona fide Transaction Proposal if (i) the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel to the Board or the Special Committee) that either (A) doing so would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law or (B) such Transaction Proposal, if consummated, could constitute a Superior Proposal and (ii) GNAC provides comparable information to GMSP concurrently therewith.

          (b) Except as set forth in this Section 6.6(b), neither the Board nor the Special Committee shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to GMSP, the approval or recommendation of the Board or the Special Committee of this Agreement or the Exchange, (ii) approve or recommend, or propose to approve or recommend, any Third Party Transaction, or (iii) cause GNAC to enter into any definitive agreement with respect to any Third Party Transaction. Notwithstanding the foregoing, nothing contained in this Section 6.6(b) or any other provision of this Agreement shall prevent the Board or the Special Committee from considering, negotiating, approving and recommending to the shareholders of GNAC, or entering into an agreement or agreements on behalf of GNAC to effect, all transactions contemplated by a Transaction Proposal if (A) the Board or the Special Committee determines in good faith, based upon (among other things) the advice of independent outside financial advisors and independent outside legal counsel to the Board or the Special Committee, that a Transaction Proposal constitutes a Superior Proposal and that the consideration, negotiation, approval or recommendation of such Transaction Proposal would be required or advisable in order for the Board or the Special Committee to fulfill its fiduciary obligations to the shareholders of GNAC (other than Interested Shareholders) under Applicable Law, (B) GNAC, at the direction of the Board or the Special Committee, notifies GMSP in writing that, after any such consideration or negotiation, it intends to enter into an agreement or agreements with respect to such Transaction Proposal, which notification identifies the Person or Persons making, or participating or involved in, the Transaction Proposal and attaches the most current version of such agreement or agreements (or a complete and accurate description of all material terms and conditions thereof), and (C) GMSP does not make, within five Business Days of receipt of GNAC’s written notification of its intention to enter into a binding agreement or agreements for a Transaction Proposal pursuant to Clause (B) of this sentence, a binding and unqualified offer that the Special Committee determines, in good faith after consultation with its financial advisors, is more favorable to the shareholders of GNAC (excluding the holders of Series A, Series B and Series C Preferred Stock) than such Transaction Proposal, it being understood that GNAC shall not enter into any such binding agreement during such five-Business Day period. GNAC agrees to notify GMSP promptly if its intention to enter into a written agreement or agreements, as referred to in its notification pursuant to Clause B of the immediately preceding sentence, shall change at any time after giving such notification.

     For purposes of this Agreement, “Superior Proposal” means any Transaction Proposal by any Person or Persons that the Special Committee determines in good faith (based on, among other things, the advice of its independent financial advisors and independent outside legal counsel), taking into account legal, financial, regulatory and other aspects of the proposal (including, among other things, any conditions to such proposal, the expected timing of the closing thereof, the degree of risk of nonconsummation, available information as to the ability of the Person or Persons making such proposal to finance the transaction contemplated thereby and any known required consents, filings and approvals of any Governmental Authority or other Person and such other factors as the Special Committee deems required or advisable for its consideration), (x) would, if consummated, be more favorable, from a financial point of view, to all shareholders of GNAC (other than the Interested Shareholders) than the Transactions, (y) is reasonably likely to be consummated and (z) could (singularly or in combination with any other transaction or transactions, including any proposed debt financing or financings) be reasonably calculated to provide GNAC with the financial means to effect the Defeasance of the Preferred Stock.

          (c) At the closing of the transactions contemplated by a Superior Proposal, GNAC shall give notice of redemption of the Series A and Series C Preferred Stock at the earliest date on which GNAC may elect to redeem each such series of Preferred Stock pursuant to its respective terms and shall deposit with a trustee satisfactory to GNAC and GMSP an amount of U.S. treasury securities in an amount which will be sufficient to pay the redemption price (including accrued dividends) of the Series A and Series C Preferred Stock on their respective redemption dates (the actions referenced in this Section 6.6(c) collectively, the “Defeasance”). In the event that there is a failure to establish the Defeasance if required by this Section 6.6(c), the waiver by GMSP in Section 6.5(a) may be terminated at the election of GMSP.

     6.7 Board Representation. For so long as members of the GMSP Group beneficially own in the aggregate at least 20% of the outstanding Voting Stock, John C. Goff shall be nominated by the Board for election to the Board unless GMSP has provided written instructions to GNAC to the contrary.

In the event of John C. Goff’s ceasing to serve on the Board for any reason, GMSP may designate another individual to be nominated by the Board for election to the Board, provided that any such nominee shall be approved by the Nominating Committee of the Board, such approval not to be unreasonably withheld.

     6.8 Amendment of GNAC Disclosure Letter. GNAC agrees that, with respect to the representations and warranties of GNAC contained in this Agreement, GNAC shall have the continuing right until the Closing to supplement or amend promptly the GNAC Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the GNAC Disclosure Letter. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 8.1 have been fulfilled, the GNAC Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and GMSP shall not be entitled to make a claim thereon pursuant to the terms of this Agreement.

     6.9 Access to Information. Between the date hereof and the Closing, GNAC (i) shall give GMSP and its authorized representatives reasonable access to GNAC’s employees, offices and other facilities, and all books and records of GNAC and the Subsidiaries, (ii) shall permit GMSP and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV, and (iii) shall cause GNAC’s officers to furnish GMSP and its authorized representatives with such financial, business, and operating data and other information with respect to GNAC and the Subsidiaries as GMSP may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of GNAC contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith.

     6.10 Private Offering of the Exchange Securities. GNAC agrees that neither GNAC nor anyone acting on its behalf has offered or will offer the Exchange Securities or any part thereof or any similar securities for issuance or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Exchange Securities within the provisions of Section 5 of the Securities Act.

     6.11 Shareholder Meeting; Proxy Statement.

          (a) GNAC shall take all action necessary in accordance with Applicable Law and the GNAC’s Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold the Shareholder Meeting as promptly as practicable after the date hereof in order to obtain the GNAC Shareholder Approval. The Special Committee shall, subject to its fiduciary obligations to GNAC’s shareholders (other than Interested Shareholders) under Applicable Law, taking into account the advice of counsel, (i) recommend to the shareholders of GNAC that they vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction, (ii) use its reasonable best efforts to solicit from the shareholders of GNAC proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure the GNAC Shareholder Approval.

          (b) As promptly as practicable after the date hereof, GNAC shall prepare, shall file with the SEC under the Exchange Act, shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its shareholders, a proxy statement with respect to the Special Meeting. The term “Proxy Statement”, as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Special Committee in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the recommendation of the Special Committee that shareholders of GNAC vote in favor of the adoption and approval of all matters necessary to effectuate the Transaction. GNAC shall notify GMSP promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and GNAC shall supply GMSP with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. GNAC, after consultation with GMSP, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. GNAC and GMSP shall cooperate with each other in preparing the Proxy Statement, and GNAC and GMSP shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. GNAC and GMSP each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and GNAC further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

     6.12 Confidentiality. GMSP shall keep all Confidential Information in confidence, and shall not disclose said information to any other party other than GMSP’s advisors, attorneys and accountants, who will be advised of the confidential nature of information. GMSP shall protect the Confidential Information with the same degree of care as GMSP normally uses in the protection of its confidential and proprietary information. GMSP further agrees not to use Confidential Information for any purpose except in connection with this Agreement. The restrictions set forth herein shall not apply with respect to Confidential Information which (i) is already generally available to the public when received by GMSP; (ii) becomes available to the public through no fault of any member of the GMSP Group; or (iii) is required to be disclosed by Applicable Law or a Governmental Authority.

     6.13 Commercially Reasonable Best Efforts. Except as contemplated by Section 6.6, each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things commercially reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including obtaining all GNAC Required Consents and GNAC Required Statutory Approvals. Without limiting the foregoing, at the Shareholder Meeting GMSP (or its successors or assigns) shall vote all shares of Common Stock and Series A Preferred Stock in favor of approving the Exchange.

     6.14 Standstill.

          (a) At least until the second anniversary of the Closing Date, GMSP agrees that it will not, and it will cause the other members of the GMSP Group not to, purchase or otherwise acquire additional shares of Common Stock if thereafter the GMSP Group would in the aggregate beneficially own more than 37.5% of the Voting Stock (excluding for purposes of this Section 6.14(a) the shares of Series A Preferred Stock entitled to vote on matters submitted to the holders of Common Stock), based on the amount of Voting Stock set forth in the most recent report containing such information filed by GNAC with the SEC at the time such measurement takes place; provided, however, that the GMSP Group shall not be deemed collectively to own more than 37.5% of the Voting Stock (excluding for purposes of this Section 6.14(a) the shares of Series A Preferred Stock entitled to vote on matters submitted to the holders of Common Stock) solely by reason of the acquisition after the date of this Agreement of Common Stock (i) by John C. Goff, pursuant to any of the GNAC Stock Plans, (ii) pursuant to any stock incentive plans adopted in the future and under which Mr. Goff is granted awards commensurate with awards granted to other directors or officers, or (iii) pursuant to the conversion of shares of Series A Preferred Stock or the exercise of the Series B Warrant, which shall not be restricted hereunder.

          (b) Additional Standstill Obligations. GMSP further agrees that, at least until the second anniversary of the Closing Date, it will not, and it will cause the other members of the GMSP Group (excluding John C. Goff acting in his capacity as a member of the Board in the deliberations of, or pursuant to the authorization of, the Board) not to, without the prior written consent of the Board, (i) effect or cause to be effected any (A) “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to GNAC or any action resulting in such Person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to GNAC, or (B) any tender or exchange offer or offer for a merger, consolidation, share exchange or business combination involving GNAC or substantially all of its assets, or (ii) propose any matter for submission to a vote of the shareholders of GNAC.

          (c) Voting Agreement. GMSP further agrees that, at least until the second anniversary of the Closing Date, GMSP will vote the shares of Series A Preferred Stock in respect of each matter submitted to the holders of the Common Stock in proportion to the vote of all shares of Common Stock voted on such matter.

          (d) Expanded GMSP Group. For purposes of this Section 6.14 only, the term “GMSP Group” shall be deemed to include all Persons that, together with GMSP or one or more of any Affiliate, Associate or employee of GMSP, would constitute a “group” within the meaning of Section 13(d) of the Exchange Act that would be required to file a Schedule 13D or 13G with respect to its beneficial ownership of Common Stock.

     6.15 Repurchase of Series C Preferred Stock. GMSP hereby grants to GNAC the right and option to purchase all of the outstanding $3,000,000 principal Series C Preferred Stock at any time at or after the time of Closing for a purchase price equal to the sum of (i) the $3,000,000 principal amount thereof, discounted from March 23, 2006 (the date on which the Series C Preferred Stock first becomes redeemable at the option of GNAC) to the date of purchase by GNAC at a discount rate of 8% per annum, (ii) the aggregate amount of dividends accrued but unpaid at the date of purchase by GNAC, and (iii) dividends that would accrue from the date of Closing until March 23, 2006, discounted from the date each such unaccrued dividend would first become payable to the date of purchase of the Series C Preferred Stock by GNAC at a discount rate of 8% per annum.

     6.16 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF GNAC

     The obligations of GNAC to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties True. All the representations and warranties of GMSP contained in this Agreement shall be true and correct on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition not have a GMSP Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     7.2 Covenants and Agreements Performed. GMSP shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, if any, to be performed or complied with by it or prior to the Closing Date.

     7.3 Fairness Opinion. The Special Committee and the Board shall have received the written opinion in form and substance acceptable to it from Sanders Morris Harris, Inc. (or such other reputable independent investment banking firm that is selected by the Special Committee and approved by GMSP, which approval shall not be withheld or delayed unreasonably) opining that the Exchange is fair to the shareholders of GNAC (other than the Interested Shareholders) from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

     7.4 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC or any of its Subsidiaries that could reasonably be expected to have a GNAC Material Adverse Effect, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     7.5 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series B Preferred Stock and the Series C Preferred Stock shall have approved the Transactions.

     7.6 Certificate. GNAC shall have received a certificate executed by a duly authorized individual on behalf of GMSP dated the Closing Date, representing and certifying, in such detail as GNAC may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

     7.7 Series A Preferred Stock. An amendment to the Statement of Resolution Establishing and Designating the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto shall have been approved by GMSP as the holder of all of the Series A Preferred Stock.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF GMSP

     The obligations of GMSP to consummate the Transactions shall be subject to the satisfaction or, if permitted by Applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True. All the representations and warranties of GNAC contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date, except to the extent contemplated by this Agreement or the Ancillary Documents; provided, however, that (i) to the extent that any such representation or warranty is made as of any other specified date, such representation or warranty shall have been true and correct in all material respects as of such specified date, and (ii) with respect to each representation and warranty that is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), this condition shall be satisfied if such representation or warranty shall be true and correct in all material respects.

     8.2 Covenants and Agreements Performed. GNAC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3 Fairness Opinion. The Special Committee and the Board shall have received the Fairness Opinion in form and substance acceptable to GMSP, and such Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to the Closing.

     8.4 Board Approval. The entire Board of GNAC, excluding John Goff, Hugh Balloch and Stallings, shall have approved this Agreement, the Exchange and the Transactions.

     8.5 Legal Proceedings. No court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable. No Proceedings shall have been filed, or authorized for filing, by any Governmental Authority against GNAC, any of its Subsidiaries or GMSP that could reasonably be expected to (a) have a GNAC Material Adverse Effect or (b) materially and adversely affect GMSP if the Transactions were consummated, which Proceedings or the authorization thereof have not been dismissed, withdrawn or otherwise similarly disposed of.

     8.6 Certificates. GMSP shall have received a certificate or certificates representing the Exchange Securities, registered in the name of GMSP and duly executed by GNAC.

     8.7 Consents and Approvals. All GNAC Required Consents (the non-receipt of which would have a GNAC Material Adverse Effect), the GNAC Shareholder Approval and all GNAC Required Statutory Approvals shall have been obtained or waived. The holders of the Series B Preferred Stock shall have approved the Transactions.

     8.8 Officer Certificate. GMSP shall have received a certificate executed on behalf of GNAC by the chief executive officer or the chief financial officer of GNAC, dated the Closing Date, representing and certifying, in such detail as the GMSP may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

     8.9 No Material Adverse Changes. No event which has a GNAC Material Adverse Effect shall have occurred since June 30, 2004 and be continuing at Closing and no Material Adverse Market Condition shall have occurred and be continuing at Closing.

     8.10 Waivers of Rights Under Change of Control Agreements. Except as set forth in Section 8.10 of the GNAC Disclosure Letter, GNAC shall have received valid and written waivers of any and all rights of any Person to receive any benefits pursuant to a “change of control” or similar provision under any Employee Benefit Plan.

     8.11 Series B Warrant. An amendment to the Series B Warrant extending the expiration date thereof to January 1, 2011 and otherwise substantially in the form of Exhibit “A” attached hereto shall have been executed and delivered by the Company.

     8.12 Series A Preferred Stock. An amendment to the Statement of Resolution Establishing and Designating the Series A Preferred Stock substantially in the form of Exhibit “B” attached hereto shall have been executed and delivered by the Company and filed with the Secretary of State of the State of Texas.

     8.13 Stallings Investment Agreement. The investment in Common Stock contemplated by the Stallings Investment Agreement shall have been consummated.

ARTICLE IX.
TERMINATION, AMENDMENT, AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of the Transactions by the shareholders of GNAC):

          (a) by GNAC or GMSP if

     (i) the GNAC Shareholder Approval is not obtained at the Shareholder Meeting or any adjournment thereof;

     (ii) the Closing does not occur prior to the Final Date;

     (iii) any court of competent jurisdiction in the U.S. or other Governmental Authority shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

     (iv) GNAC and GMSP agree in writing to terminate this Agreement;

provided that the right to terminate this Agreement under this subsection (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          (b) by GNAC if:

     (i) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GMSP by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GMSP (1) in any material respect such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GMSP Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GMSP by GNAC of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GMSP (1) resulting in a GMSP Material Adverse Effect, or (2) such that Closing would result in a violation by GNAC of applicable federal securities laws; or

     (iii) a Person or group has made a Superior Proposal and GNAC has complied with its obligations under Section 6.6(b).

          (c) by GMSP, if:

     (i) the Fairness Opinion is withdrawn or materially and adversely modified prior to the time of Closing;

     (ii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by GMSP of such Breach or (B) two Business Days prior to the Final Date) of any representation or warranty on the part of GNAC (1) (i) such that such representation or warranty is not true and correct, or if such representation or warranty is not otherwise qualified by its terms by a materiality standard (such as a qualification that a future condition have a GNAC Material Adverse Effect), such representation or warranty is not true and correct in all material respects, or (2) such that Closing would result in a violation by GMSP of applicable federal securities laws;

     (iii) there has been a Breach (which Breach is not cured or not capable of being cured prior to the earlier of (A) 10 days following notice to GNAC by GMSP of such Breach or (B) two Business Days prior to the Final Date) of any covenant or agreement on the part of GNAC (1) resulting in a GNAC Material Adverse Effect or a material diminution of the benefits to be received by GMSP under this Agreement or (2) such that Closing would result in a violation by GMSP of applicable federal securities laws;

     (iv) GNAC enters into a definitive agreement to effect a Third Party Transaction;

     (v) the Special Committee withdraws or modifies in a manner adverse to GMSP its approval or recommendation of the Transactions or this Agreement; or

     (vi) GNAC shall have mailed the Proxy Statement to its shareholders without obtaining the approval of GMSP, which approval shall not be withheld or delayed unreasonably.

     9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers, or shareholders, other than the provisions of Section 6.5(a), Section 6.6(c), this Section 9.2, Section 9.3 and Article X. Nothing contained in this Section 9.2 will relieve any party from liability for any Breach of this Agreement.

     9.3 Fees and Expenses.

          (a) GNAC shall pay to GMSP a fee of $79,000 within two (2) Business Days after the execution of this Agreement; provided that GMSP shall repay such fee forthwith and without interest in the event that this Agreement is terminated pursuant to Section 9.1(b)(i) or (ii). At and conditioned upon the Closing, GNAC shall pay to GMSP an additional fee of $79,000.

          (b) If (i) GNAC terminates this Agreement pursuant to Section 9.1(b)(iii) or GMSP terminates this Agreement pursuant to Section 9.1(c)(ii), (iii) or (iv); (ii) within 180 days following the date of such a termination, GNAC enters into a binding agreement to effect a Third Party Transaction with a Person from whom GNAC received a written Transaction Proposal prior to the date of termination; and (iii) within 360 days following the date of such termination, GNAC consummates such Third Party Transaction, then GNAC will pay to GMSP in immediately available funds within five Business Days after the consummation of such Third Party Transaction a fee equal to $350,000.

          (c) Except as provided in Sections 9.3(a) and (b), each party will bear its own expenses in connection with this Agreement and the Transactions, whether or not the Transactions are consummated.

     9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     9.5 Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE X.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date (the “Survival Date”). No action may be brought with respect to a Breach of any representation after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered. The provisions of this Section 10.1 shall have no effect upon any of the covenants or agreements of the parties set forth in Article VI or any of the other obligations of the parties hereto under the Agreement, whether to be performed later, at or after the Closing.

     10.2 Indemnification by GNAC for Breaches. GNAC shall indemnify, defend, and hold harmless GMSP and the members of the GMSP Group from and against any and all claims, actions, causes of action, demands, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GNAC of any of its representations, warranties, covenants or agreements contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto; provided that GNAC’s obligation to indemnify, defend and hold harmless as provided in this Section 10.2 shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II, Section 6.4(e) or Section 9.3) or (y) any Breach of any of GNAC’s representations or warranties of which GMSP had knowledge prior to Closing.

     10.3 Indemnification by GNAC for Certain Proceedings. GNAC shall indemnify, defend, and hold harmless GMSP and the members of the GMSP Group from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Proceeding brought against any of them in respect of the failure or alleged failure of the Special Committee or members thereof to fulfill any applicable fiduciary duty to the Company or its shareholders (other than Interested Shareholders). Notwithstanding the foregoing, if an individual who is a member of the GMSP Group seeks indemnification from GNAC under this Section 10.3 in respect of claims against such individual in his capacity as a director or officer of GNAC, then

     (i) GNAC shall not be required to provide such indemnification to the extent such indemnification would not be permitted under Article 2.02-1 of the TBCA; and

     (ii) GNAC shall advance such individual’s reasonable expenses incurred in connection with defending any such Proceeding, provided that such individual shall be required to provide to GNAC a written undertaking to repay any such expenses so advanced if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such individual has not met the appropriate standard of care required of him under Article 2.02-1 of the TBCA.

     10.4 Indemnification by GMSP. GMSP shall indemnify, defend, and hold harmless GNAC and its Affiliates, Associates, directors, officers and employees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any of them, directly or indirectly, by reason of or resulting from any Breach by GMSP of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto, provided, however, that such obligation to indemnify, defend and hold harmless shall not apply to (x) the first $750,000 in the aggregate of claims hereunder (other than claims based on Article II or Section 6.4(e)) or (y) any Breach of GMSP’s representations or warranties of which GNAC had knowledge prior to Closing.

     10.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2, 10.3 or 10.4 of notice of the commencement of any action, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. The indemnifying party shall have no liability with respect to any compromise or settlement of any action effected without its written consent (which shall not be unreasonably withheld).

     10.6 Indemnification if Negligence of Indemnitee. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 10 SHALL BE APPLICABLE WHETHER OR NOT THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY,

OR THE SOLE OR CONCURRENT LIABILITY IMPOSED VICARIOUSLY ON THE INDEMNIFIED PARTY, IS ALLEGED OR PROVEN.

ARTICLE XI.
MISCELLANEOUS

     11.1 Notices. All notices required to be given in writing hereunder shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to GMSP:	777 Main Street, Suite 2250
Fort Worth, Texas 76102
Attention: John C. Goff
Fax: (817) 820-6651

with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Attention: David L. Emmons
Fax: (214) 661-4414
Counsel for GMSP

If to GNAC:	1445 Ross Avenue, Suite 5300
Dallas, Texas 75202
Attention: Chief Executive Officer
Fax: (214) 647-0430

with a copy to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Byron F. Egan
Fax: (214) 953-5733
Counsel for GNAC

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles H. Still
Fax: (713) 651-5246
Counsel for the Special Committee

If given personally or by documented courier or delivery service, a notice shall be deemed to have been given when it is received. If transmitted by facsimile, a notice shall be deemed to have been given on the date received, if electronic confirmation of receipt occurs during normal business hours, and otherwise, on the first Business Day following electronic confirmation of receipt. If given by mail, it shall be deemed to have been given on the third Business Day following the day on which it was posted.

     11.2 Entire Agreement. This Agreement, together with the Ancillary Documents, constitutes the entire agreement between the parties hereto with respect to the Exchange and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Exchange.

     11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that upon written notice to GNAC, GMSP may assign all or any portion of GMSP’s rights and obligations under this Agreement to (i) Reis, (ii) Stallings, (iii) partners in GMSP receiving GNAC securities in a distribution by GMSP to its partners or (iv) a limited partnership of which GMSP is the general partner and holds a majority of the economic interest therein (each, “Permitted Assignee”), provided that (i) such Permitted Assignee shall assume in writing all of GMSP’s obligations to GNAC, and (ii) notwithstanding such assumption, GMSP shall not be released from any liabilities or obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     11.4 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement, provided that the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement. Nothing herein shall be construed as a waiver of any party’s right to challenge the validity of such law.

     11.5 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

     11.6 No Waiver of Privilege. Neither GNAC, GMSP nor any of their respective Subsidiaries, Affiliates or Associates waives any attorney-client, work product or other privilege with respect to any information furnished pursuant to this Agreement.

     11.7 GNAC Disclosure Letter. Any disclosure under any Section of the GNAC Disclosure Letter shall be deemed disclosure under all Sections of the GNAC Disclosure Letter and this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the GNAC Disclosure Letter does not constitute a determination by GNAC that any such matter is material or required to be disclosed for purposes of this Agreement. The disclosure of any information concerning a matter in the GNAC Disclosure Letter does not imply that any other or undisclosed matter which has a greater significance or value is material.

     11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.
By:	/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer

GOFF MOORE STRATEGIC PARTNERS, L.P.,
a Texas limited partnership

By: GMSP Operating Partners, L.P., its general partner
By: GMSP, L.L.C., its general partner

By:	/s/ John C. Goff
John C. Goff, Managing Principal

Exhibit “A”

SECOND AMENDMENT

TO
SERIES B COMMON STOCK PURCHASE WARRANT

     This SECOND AMENDMENT TO SERIES B COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made effective as of             , 2004 between GAINSCO, INC., a Texas corporation (“GNAC”), and Goff Moore Strategic Partners, L.P., a Texas limited partnership (“Holder”).

     WHEREAS, GNAC issued the Series B Common Stock Purchase Warrant dated October 4, 1999, as amended by a First Amendment to Series B Common Stock Purchase Warrant effective as of March 23, 2001 (collectively, the “Warrant”), to Holder; and

     WHEREAS, GNAC and Holder desire to further amend the Warrant as expressly set forth below.

     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, GNAC and Holder agree as follows:

     1. Exercise Price. The “Exercise Price” (as defined in the Warrant) shall continue to be $2.5875 per share of Common Stock.

     2. Exercise Period. Section 2 of the Warrant is hereby amended to read in its entirety as follows:

               “2. Period of Exercise. This Warrant is exercisable at any time or from time to time during the period commencing on July 1, 2001 and ending at 5:00 p.m. Fort Worth, Texas time, on January 1, 2011 (the “Exercise Period”).”

     3. Ratification. Except as expressly amended hereby, the Warrant shall remain in full force and effect and is hereby ratified, approved and confirmed.

     4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     5. Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives all as of the day and year first above written.

GAINSCO, INC.
By:
Glenn W. Anderson
President and Chief Executive Officer

GOFF MOORE STRATEGIC PARTNERS, L.P.,
a Texas limited partnership

By: GMSP Operating Partners, L.P., its general partner
By: GMSP, L.L.C., its general partner

By:
John C. Goff, Managing Principal

Exhibit “B”

ARTICLES OF AMENDMENT TO THE
STATEMENT OF RESOLUTION
ESTABLISHING AND DESIGNATING THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
GAINSCO, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation, GAINSCO, INC., a Texas corporation (the “Company”), adopts the following Articles of Amendment to its Statement of Resolution Establishing and Designating the Series A Convertible Preferred Stock of the Company filed with the Secretary of State of Texas on October 1, 1999 (the “Statement of Resolution”):

ARTICLE ONE

     The name of the Company is GAINSCO, INC. The filing number issued to the Company by the Secretary of State is 0044984800.

ARTICLE TWO

     The following amendments to the Statement of Resolution, adopted by the shareholders of the Company, amend Sections 3 and 10(a) of the Statement of Resolution as set forth below:

     1. Section 3 of the Statement of Resolution is hereby amended to read in its entirety as follows:

               “SECTION 3. Dividends. Subject to the provisions below, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends. The rate of dividends per share shall be expressed as a percentage of the Liquidation Value in effect at the relevant time (as applicable, “Series A Dividend Rate”) and shall be an annual rate equal to six percent (6%) until December 31, 2005, and ten percent (10%) thereafter. Such dividends on shares of Series A Preferred Stock shall be cumulative from    , 2004 (the “Effective Date”), whether or not in any period the Company shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable when, as and if declared by the Board of Directors, out of funds legally available therefor on each April 1, July 1, October 1, and January 1 occurring after the Effective Date (as applicable, each a “Series A Dividend Payment Date”).

               “Cumulative dividends shall at all times accrue from and including the Effective Date to and including a Series A Dividend Payment Date, at a compounded rate equal to the then-applicable Series

A Dividend Rate. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. At all times at which any dividends with respect to the Series A Preferred Stock have accrued but remain unpaid, absent the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not declare, pay or set apart for payment or make any distribution with respect to shares of the Common Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall not be entitled to share in any dividend or distribution that is properly declared, paid or set apart for payment on or in respect of the Common Stock or any other class of securities of the Company, including any dividends or other distributions payable in Common Stock or other securities of the Company, or warrants or rights to purchase Common Stock or other securities of the Company.

               “Dividends on the Series A Preferred Stock shall be calculated on the basis of the time elapsed from and including the Effective Date to and including the date such dividends are actually paid or on any final distribution date relating to conversion or redemption of Series A Preferred Stock or to a dissolution, liquidation or winding up of the Company.”

     2. Section 10(a) of the Statement of Resolution is hereby amended to add a new clause (iii) to read as follows:

“(iii)
At any time on and after January 1, 2011, upon the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, each holder of shares of Series A Preferred Stock may cause the Company to redeem out of funds legally available therefor, in whole at any time or from time to time in part, such holder’s shares of Series A Preferred Stock at a redemption price equal to the Liquidation Value.”

ARTICLE THREE

     The amendments to the Statement of Resolution were adopted by the shareholders on    , 2004.

ARTICLE FOUR

     The amendments to the Statement of Resolution have been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Company.

ARTICLE FIVE

     This document will become effective when the document is filed by the Secretary of State.

     THE UNDERSIGNED signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

     DATED:                    , 2004.

GAINSCO, INC.
By:
Glenn W. Anderson, its President and Chief
Executive Officer